Exhibit 15.1

February 8, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Johnson Controls International plc. Registration Statement Nos. 333-200314-02 on Form S-3 and 333-213508, 333-200320, 333-185004, 333-107489 and 333-113943 on Form S-8.

Commissioners:

We are aware that our report dated February 8, 2017 on our review of interim financial information of Johnson Controls International plc (the "Company") for the three-month periods ended December 31, 2016 and 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2016 is incorporated by reference in the above referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin